         Asset Purchase Agreement dated as of September 23, 1994, as amended (the "Asset Purchase Agreement") among Bird Corporation, Bird Incorporated and Jannock Inc.

         Amendment to Section 1.03

                                  SCHEDULE 1

         Accounting Adjustments to Kensington Partners as of March 31, 1995

                             (Reduction of Equity)

                                     $000
                                     ----
         Accounts Receivable
              (bad debt reserve)             (158)     fully reserve
         Inventories                         ( 71)     write down
         Prepaid expenses                    (  9)     write down

         Other Assets

              - Quantum II Samples           ( 16)     write down
              - Amre Samples                 ( 31)     write down
              - Amre Start Up Costs          ( 31)     write down
              - Gemini Computer Software     ( 75)     write down

         Quantum II Receivable               (677) eliminate from transaction
         Naico Payable                        103  eliminate from transaction
         Audit Fees Payable                  ( 71) expense

         Amplicon Lease Liability            (130) expense adjustment
                                          -------
                                          $(1,166)
                                          -------

         Seller, Parent and Buyer acknowledge and agree that the adjustment amounts set forth in this Schedule 1 represent the adjustments to be made to the Kensington Partners financial statements as of March 31, 1995. The amounts set forth above are subject to increase or decrease upon the final determination as at the Kensington Closing Date of the actual adjustments required in respect of the items listed above. The parties further acknowledge that liability under the Amplicon lease and any adjustments in connection therewith shall be based on Seller's and Buyer's confirmation of the amount of such liability on or around the Kensington Closing Date.

                                     SCHEDULE 2

                                       PART A

                   1. Loan made on or about April 11, 1989 by The Pennsylvania Industrial Development Authority ("PIDA") to Kiski Valley Enterprises, Inc. ("KVE") in the original principal amount of $597,350 secured by mortgages on the Kensington Partners Facility.

                   2    Loans made on or about June 29, 1988 by Equibank
         (now Integra Bank) to Mervin A. Snyder (deceased) ("MR. SNYDER") and to Mrs. Snyder in the original maximum principal amounts of $1,050,000 secured by mortgages (joined in by KVE and ACIDA) on the Kensington Partners Facility.

                   3    Loan made on or about October 5, 1977 by Armstrong
         County Building and Loan Association (now Armstrong County Building and Loan Association of Ford City) ("ARMSTRONG B&L") to Armstrong County Industrial Development Authority ("ACIDA") for the benefit of Mr. Snyder in the original principal amount of $1,250,000 secured by a mortgage on the Kensington Partners Facility.

                   4    Loan made on or about January 31, 1979 by
         Armstrong B&L to ACIDA for the benefit of Mr. Snyder in the original principal amount of $100,000 secured by a mortgage on the Kensington Partners Facility.


                                       PART B

                   1. Equipment Lease Agreement dated as of October 10, 1989 between General Electric Capital Corporation (lessor) and Kensington Manufacturing Company (lessee).

                   2. Equipment Lease dated as of April 1, 1992 between Regency Management Services (lessor) and Jones & Brown, Inc. (lessee) regarding heat mirror equipment.

                   3. Retail Instalment Sale Contract dated as of
         September 1, 1992 between GMAC and Kensington Manufacturing Co. (buyer) for sale of Chevrolet vehicle.

                   4. Lease dated as of June 1, 1993 between Regency Management Services Co. (lessor) and Kensington Manufacturing Co. (lessee) regarding lease of two trucks.

                   5. Lease dated as of June 1, 1993 between Regency Management Services Co. (lessor) and Kensington Manufacturing Co. (lessee) regarding lease of one tractor.

                   6. Lease Agreement dated as of September 20, 1993 between Amplicon, Inc. (lessor) and Kensington Partners (lessee) regarding saws, buffers and cleaners.

                   7. Letter Agreement dated June 15, 1994 between Southwall Technologies and Kensington Manufacturing Company regarding purchase of a Gas Fired Batch Oven.

                                        PART C

                   1. Judgment: Bureau of Compliance vs. Kensington Partners d/b/a Kensington Manufacturing entered at No. 810 CIV 1994 on June 20, 1994 in the amount of $14,817.60.

                   2. Judgment: Bureau of Compliance vs. Barry D. Snyder and Bird Corp. t/a Kensington Partners entered at No. 1030 CIV 1994 on August 1, 1994 in the amount of $29,874.96.

                   3. Judgment: Overnight Transportation Company vs. Kensington Manufacturing Company entered at No. 385-1994 Civil Action on March 21, 1994 in the amount of $12,874.96

                   4. Judgment: S.I.P. (USA) Inc. vs. A.K. Supply Company, Inc. entered at No. 1994-80092 Civil Action, March 13, 1995 against garnishee Kensington Manufacturing in the amount of $287.

                   5.  Financing Statement between Kensington
         Manufacturing Co., Debtor, and Associates Commercial Corp., Secured Party, filed in the Prothonotary's Office March 22, 1995 at No. 25619-1955.

                   6.  Financing Statement between Kensington
         Manufacturing Co., Debtor, and Chase Manhattan Leasing Co. Inc., Secured Party, filed at No. 22648, Volume 12, page 129, Block 1.

                   7. Financing Statement between Bird-Kensington Holding Corp., Debtor, and Barclay's Business Credit (subsequently assigned to Shawmut Capital Corp), Secured Party, filed in the Office of the Secretary of State at No. 23741699.

                   8. Financing Statement between Bird-Kensington Holding Corp., Debtor, and Barclay's Business Credit (subsequently assigned to Shawmut Capital Corp), Secured Party, filed in the Office of the Prothonotary at No. 25459.